UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

                            BRANDPARTNERS GROUP, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   10531R 107
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following page(s)


Page 1 of 4 Pages

CUSIP No. 10531R 107                  13G                      Page 2 of 4 Pages

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Longview Fund L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,111,267 shares of Common stock
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,111,267 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,111,267 shares of Common Stock
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.8416%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 10531R 107                  13G                      Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: BrandPartners Group, Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      10 Main Street, Rochester, NH 03939

ITEM 2 (a) NAME OF PERSON FILING: Longview Fund L.P.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      600 Montgomery Street, 44th Floor, San Francisco, CA 94111

ITEM 2 (c) CITIZENSHIP: California

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2 (e) CUSIP NUMBER: 10531R 107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

      Not applicable

ITEM 4 OWNERSHIP

      (a) AMOUNT BENEFICIALLY OWNED: 3,111,267 Shares of Common Stock

      (b) PERCENT OF CLASS: 9.8416%

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                  3,111,267 Shares

            (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                  0 Shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  3,111,267 Shares

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  0 Shares

CUSIP No. 10531R 107                  13G                      Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

      Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

      Not applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              October 19, 2004
                                              ----------------------------------
                                              (Date)


                                              /s/ Peter T. Benz
                                              ----------------------------------
                                              (Signature)


                                              Peter T. Benz, CEO of Viking Asset
                                              Management, as General Partner
                                              ----------------------------------
                                              (Name/Title)